Exhibit 10.3

TERMS OF STOCK AWARD PROGRAM

FOR NON-EMPLOYEE DIRECTORS

UNDER THE SAFECO LONG-TERM INCENTIVE PLAN OF 1997

Adopted by the SAFECO Corporation Board of Directors

November 4, 1998

and as Amended and Restated November 6, 2002

The following provisions set forth the terms of the stock award program (the “Program”) for non-employee directors of SAFECO Corporation (“Company”) under the SAFECO Long-Term Incentive Plan of 1997 (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between these terms and those in the Plan, the Plan shall govern. All capitalized terms that are not defined in this Program shall be as defined in the Plan.

1.	Eligibility

Each director of the Company who is not an employee of the Company or any Subsidiary (an “Eligible Director”) shall be eligible to receive annual awards under the Plan, as described below.

2.	Annual Award

Commencing with the 2003 annual meeting of the Company’s shareholders, a restricted stock right (“RSR”) of 2,500 shares of the Company’s common stock shall automatically be granted to each Eligible Director in office immediately after the annual shareholders’ meeting and, if the initial election of an Eligible Director occurs other than at an annual meeting of shareholders, then the award shall be granted immediately following the initial election. The terms of the award shall be set forth in an Award Agreement.

3.	Restricted Period and Settlement

RSRs granted to Eligible Directors shall be settled upon termination of service as an Eligible Director as described in Section 4, such period of time constituting the “Restricted Period.”

4.	Settlement Upon Termination of Service as an Eligible Director

a.

Death or Disability. If an Eligible Director ceases to serve on the Company’s Board of Directors because of the Eligible Director’s death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, all of the Eligible Director’s RSRs shall be settled in shares of the Company’s common stock, regardless of how long such RSRs have been held. Such shares shall be issued to the Eligible Director or the personal representative of the Eligible Director’s estate, as the case may be, as soon as practical following the date of death or the date of termination of employment due to determination of disability

(the “Disability Termination Date”). The Eligible Director or personal representative may request a cash payment in lieu of stock, in which case the cash payment shall equal the fair market value of the shares at the date of death or the Disability Termination Date.

b.	Retirement, Resignation or Other Termination. If an Eligible Director ceases to be a director of the Company for any reason other than the Eligible Director’s death or disability, then the Eligible Director’s RSR’s to the extent held for at least one year on the Eligible Director’s termination date, shall be settled in shares of the Company’s common stock on that date.

5.	Non-Transferable

RSRs granted to Eligible Directors shall not be transferable other than by will or the laws of descent and distribution.

6.	Deferral of Dividends and RSR Settlement

An Eligible Director may elect to defer the dividends accrued on any or all RSRs granted to the Eligible Director under this Program and settled RSRs under this Program as provided in the SAFECO Corporation Deferred Compensation Plan for Directors, as it may be amended from time to time, or any other plan or arrangement under which settled RSRs or dividends accrued on RSRs is permitted to be deferred.

7.	Corporate Transactions

In the event of a Change in Control of the Company, all outstanding RSRs shall be settled by a payment in cash. The fair market value of each share shall be equal to the greater of (i) the fair market value of a share of the Company’s common stock as of the date on which a Change in Control occurs, and (ii) the highest price of a share of Company common stock that is paid or offered to be paid by any Person or entity in connection with any transaction that constitutes a Change in Control.

8.	Other Provisions

Except for certain provisions of the Plan whose application is clearly limited to employee participants, the provisions of the Plan, as it may be amended from time to time, shall apply to Awards granted to Eligible Directors under this Program.

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